Exhibit 99.1

April 2, 2012	FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL

COMPLETES ACQUISITION OF MORGAN KEEGAN

ST. PETERSBURG, Fla. – Raymond James Financial (NYSE: RJF) announced today that it has completed its acquisition of Morgan Keegan, creating one of the country’s largest full-service wealth management and capital markets firms not headquartered on Wall Street.

“The early successes we have had in our integration strategy have reinforced our enthusiasm regarding the combination of our firms,” said CEO Paul Reilly. “Our mutual commitment to exceptional client service reflects the similarities of our respective cultures and makes us all optimistic about the prospects of this being a successful venture.”

Raymond James previously announced that Morgan Keegan’s top 12 executives agreed to join Raymond James and that 98 percent of Morgan Keegan financial advisors presented with retention incentive offers have indicated their intent to remain with the combined companies.

“Our management teams have had preliminary success in their key staff and producer retention efforts,” added Reilly. “The combined firm will provide our financial advisors and capital markets professionals with the benefits of scale and best practices to better support their clients and help us realize our vision of being the premier alternative to Wall Street.”

As the integration of systems and resources continues over the coming months, Morgan Keegan Private Client Group offices will be known as Raymond James | Morgan Keegan, a broker-dealer subsidiary of Raymond James. The combined firm comprises approximately 6,500 financial advisors in 2,600 locations throughout the United States, Canada and overseas, with total client assets of approximately $372 billion.

John Carson, former CEO of Morgan Keegan, joins Raymond James and will become president and executive committee member of the parent company, and head of Fixed Income.

Raymond James funded the transaction with cash on hand and the proceeds of $350 million in 6.9 percent senior notes due 2042, $250 million in 5.625 percent senior notes due 2024 and a public offering of 11,075,000 shares of common stock.

The aggregate consideration paid by Raymond James was approximately $1.2 billion in cash. The previously announced stock purchase agreement for the acquisition contemplated that Morgan Keegan would pay a cash dividend of $250 million to Regions prior to the closing of the acquisition. However, the parties subsequently decided to defer payment of the dividend until after the closing, resulting in an increase in the book value of Morgan Keegan and therefore, the purchase price. Following the closing, Raymond James will receive a cash dividend in the amount of $250 million from Morgan Keegan.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its four principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, Raymond James | Morgan Keegan and Raymond James Ltd., have approximately 6,500 financial advisors serving 2.4 million accounts in 2,600 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $372 billion, of which approximately $38 billion are managed by the firm’s asset management subsidiaries.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements, due to a number of factors, which include, but are not limited to, difficulty integrating Raymond James’ and Morgan Keegan’s businesses or realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, diversion of management time on acquisition related issues, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James’ 2011 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, contact Steve Hollister at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.